UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2011

WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut		06702
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (203) 578-2202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2011, Webster Financial Corporation (the “Company”) issued a press release announcing the appointment of Glenn I. MacInnes, age 50, as Executive Vice President and Chief Financial Officer, effective May 31, 2011.

There are no arrangements or understandings between Mr. MacInnes and any other person pursuant to which Mr. MacInnes was selected to serve as the Chief Financial Officer of the Company. There are no family relationships between Mr. MacInnes and any director or executive officer of the Company. There has been no transaction nor are there any proposed transactions between the Company and Mr. MacInnes that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with his employment, Mr. MacInnes will receive an annual base salary of $400,000, will be eligible to participate in the Company’s annual incentive program with a target annual incentive of 62% of base salary, and will be eligible to receive long-term incentive equity grants targeted at 87% of base pay. Effective on the date of hire, Mr. MacInnes will receive a grant of restricted stock consisting of a number of shares valued at $75,000 on the grant date.

In connection with his appointment, the Company and Mr. MacInnes have entered into a Change in Control Agreement. Mr. MacInnes’ agreement covers a two-year period following a change in control and provides for payment of up to two times base salary and bonus, and benefits coverage for two years following termination. As with other recently granted Change in Control Agreements, Mr. MacInnes is also not entitled to any gross-up payment in the event he would be subject to excise tax. Under the Change in Control Agreement, Mr. MacInnes is eligible to receive payments and other benefits, subject to certain conditions, in the event he is terminated by the Company without Cause or resigns for Good Reason during the two-year period following a change in control (as defined in the agreement).

The payments and benefits payable under the Change in Control Agreements are as follows:

•

Death or Disability. If an executive’s employment is terminated by reason of death or disability, following a change in control, the executive, or the executive’s estate, as the case may be, is entitled to receive the executive’s accrued salary, bonus, deferred compensation (together with accrued interest or earnings thereon), any accrued vacation pay plus any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of the Company and its affiliated companies.

•

Cause. If an executive’s employment is terminated for Cause (as defined in the agreement) following a change in control, the Change in Control Agreement terminates and the executive is entitled to receive only his or her annual base salary through the date of termination, the amount of any compensation previously deferred by the executive, and any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of the Company and its affiliated companies.

•

For Good Reason or Other than for Cause, Death or Disability. Executives are entitled to certain payments and continued benefits in the event of a termination following a change in control other than for Cause, death or disability, or in the event the executive terminates his or her employment for Good Reason (as defined in the agreement).

In the event of a termination under the above circumstances, the executive is entitled to:

•	the executive’s base salary through the termination date to the extent not previously paid;

•	a prorated bonus based on the higher of the bonus required to be paid for such fiscal year under the agreement or the bonus paid or payable for the most recently completed fiscal year;

•	any previously deferred compensation and accrued vacation pay;

•	in the event of a Good Reason resignation or termination other than for Cause, death or disability, an amount equal to two times the sum of the executive’s base salary and bonus;

•

the additional amounts that would have been contributed or credited to his 401(k) accounts in both the qualified and supplemental 401(k) plans if the executive’s employment had continued for two years after the date of termination based on the compensation amounts that would have been required to be paid to him under the change in control agreement;

•	continued benefits for the executive and his family for a period of two years following termination;

•	the executive’s base salary and bonus;

•	outplacement services; and

•	any other amounts or benefits to which he is entitled under any agreement or plan of the Company and its affiliated companies.

The foregoing summary of the Change in Control Agreement is qualified in its entirety by reference to the Change in Control Agreement entered into with Mr. MacInnes, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. In addition, a copy of the press release dated May 31, 2011 announcing the appointment of Mr. MacInnes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Change in Control Agreement dated May 31, 2011, by and between the Company and Glenn I. MacInnes.

99.1	Press release dated May 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

By:	/s/ Jeffrey N. Brown
Jeffrey N. Brown
Executive Vice President and Chief Administrative Officer

Date: May 31, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change in Control Agreement dated May 31, 2011, by and between the Company and Glenn I. MacInnes.

99.1	Press release dated May 31, 2011.